Exhibit 99.1

TriNet Appoints John H. Kispert to Board of Directors

SAN LEANDRO, Calif. – May 12, 2014 – TriNet (NYSE: TNET), a leading cloud-based provider of HR services, today announced that John H. Kispert has been appointed to its board of directors effective May 7, 2014. Kispert brings more than 18 years of senior executive leadership to TriNet, along with a proven track record of driving shareholder value by building high performance organizations through strategic development and M&A. His broad background includes executive, financial and operational roles.

Since 2009, Kispert has served as president, chief executive officer and member of the board of directors of Spansion, Inc., a global leader of embedded systems solutions. Prior to joining Spansion, Kispert spent 13 years in a number of executive roles at KLA-Tencor, including president and chief operations officer. Previously, he held several senior management positions with IBM. Kispert holds a B.A. degree in Political Science from Grinnell College and an M.B.A. from the University of California, Los Angeles.

Burton M. Goldfield, President and CEO, TriNet

“I am pleased to welcome John Kispert to TriNet’s board. His experience in building enduring publicly-traded companies is valuable as we continue to execute our vision. Kispert’s impressive background in leadership, technology and financial and operational management will bring strategic guidance for the continued success of TriNet.”

John H. Kispert, Director, TriNet

“I am thrilled to join TriNet’s board of directors and am a firm believer in the company’s future. Built on 25 years of successfully serving small to medium-sized business, TriNet has experienced tremendous growth, culminating with its recent IPO. I am excited to be working with an impressive board of directors to help fuel TriNet’s growth.”

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About TriNet

TriNet is a leading provider of a comprehensive human resources solution for small to medium-sized businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Media Contacts:

Jock Breitwieser	Michelle Sieling
TriNet	Horn Group
Jock.Breitwieser@TriNet.com	Michelle.Sieling@horngroup.com
(510) 875-7250	(415) 905-4013

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